EXHIBIT G

AMENDED AND RESTATED
INVESTMENT ADVISORY AGREEMENT

THIS AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT ("Agreement") made this _____ day of_____________, 2009, by and between RENN Global Entrepreneurs Fund, Inc. (f/k/a Renaissance Capital Growth & Income Fund III, Inc.), a Texas corporation (the "Fund"), and RENN Capital Group, Inc., a Texas corporation (the "Adviser"):

WHEREAS, the Fund will operate as a registered closed-end investment company under the Investment Company Act of 1940, as amended (the “1940 Act"), and will engage in the business of making investments consistent with its operation as a regulated investment company (“RIC”) qualified for tax treatment under Subchapter M of Title 26 of the United States Code;

WHEREAS, the Adviser is engaged in the business of rendering investment advisory, management and administrative services with respect to investments of the type made by the Fund; and

WHEREAS, the Fund deems it advisable to retain the Adviser to render certain investment advisory, management and administrative services to the Fund, and the Adviser desires to provide such services to the Fund, on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the Fund and the Adviser hereby agree as follows:

1.

Engagement. Commencing on the date hereof, the Fund engages and retains the Adviser to provide, or to make arrangements with suitable third parties to provide, the investment advisory, management and administrative services described below, subject to the supervision of the Board of Directors of the Fund (collectively, the “Board” and each member, a “Director”), for the period and on the terms and conditions set forth in this Agreement. The Adviser hereby accepts such engagement and agrees, during the terms of this Agreement, at its own expense (except as otherwise provided herein), to provide, or to make satisfactory arrangements for the provision of, such services and to assume the obligations herein set forth for the compensation provided herein.

2.

Term. Subject to the provisions of Section 13 hereof, the initial term of this Agreement will be for the period commencing on the date of this Agreement and expiring two years from said date. Thereafter, this Agreement shall automatically be extended for successive one-year terms until terminated by either party hereto in accordance with the provisions of Section 13.

3.

Provision of Investment Advisory Services. The Adviser shall, within a reasonable period of time after any request by the Fund, provide the Fund with such investment research and advice as the Fund may request with respect to any existing or proposed investment that is consistent with the investment objective and policies of the Fund as set forth in the Fund's most recent prospectus as filed with the Securities and Exchange Commission or in such other, more recent document as may properly set forth such information. The Adviser agrees to comply with all provisions of the 1940 Act and all rules and regulations promulgated thereunder in providing the services to the Fund described herein. The Adviser's investment services shall include identifying, evaluating, structuring, acquiring, monitoring, holding, managing and arranging for the disposition of investments for the Fund.

4.

Provision of Management and Administrative Services. The Adviser shall provide, or arrange for suitable third parties to provide, any and all management and administrative services reasonably necessary for the operation of the Fund and the conduct of its business. Such management and administrative services shall include, but not be limited to, the following:

a.     Providing the Fund with such office space, equipment, facilities and certain supplies, and the services of such clerical and other personnel of the Adviser, as may be necessary or required for the reasonable conduct of the business of the Fund:

b.	Keeping and maintaining the books and records of the Fund and handling communications and correspondence with shareholders of the Fund:

c.	Preparing such accounting, management and other reports and documents as may be necessary or appropriate for the reasonable conduct of the business of the Fund;

d.	Making such arrangements and handling such communications with accountants, attorneys, banks, transfer agents, custodians, underwriters, insurance companies, depositories and other persons as may from time to time be requested by the Fund or may be reasonably necessary to perform any of the other services to be rendered by the Adviser under this Agreement;

e.	Providing such other managerial and administrative services as may be reasonably requested by the Fund to identify, evaluate, structure, monitor, acquire and dispose of Fund investments;

f.	Providing such other advice and recommendations with respect to the business and affairs of the Fund as the Adviser shall deem to be desirable or appropriate; and

g.	Providing, as may be appropriate or necessary, from time to time, a director designee or advisory director to the Fund’s portfolio companies and making arrangements for the provision, at such costs as are reasonable and appropriate and for the benefit of the Fund, of such other management assistance to portfolio companies as may be appropriate or necessary pursuant to the applicable requirements of the 1940 Act.

5.

Supervision. The performance by the Adviser of its duties and obligations hereunder shall be subject to the control and supervision of the Board, including those Directors who are not “interested persons” of the Fund within the meaning of Section 2(a)(19) of the 1940 Act (the “Disinterested Directors”). The Adviser's determination of what services are necessary or required for the operation or to reasonably conduct the business of the Fund shall be subject to review by the Board and such Disinterested Directors. The Adviser shall provide such periodic reports to the Fund of the performance of its obligations hereunder as may be requested by the Board. The Adviser and its affiliates shall, for all purposes herein described, be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

6.	Allocation of Costs and Expenses.

a.     Costs and Expenses of the Adviser. Except as set forth below, the Adviser shall bear the costs and expenses incurred or paid by the Adviser in providing the services to the Fund under Section 3 hereof that are not directly allocable and identifiable to the Fund or its business or its investments or proposed investments. Included in such costs to be borne by the Adviser are the cost of office space, equipment and certain supplies utilized by the Fund's personnel and all wages, salaries and benefits of the Adviser's staff and personnel (except for (i) consultants retained by the Adviser or the Fund with respect to proposed or actual investments and (ii) persons responsible for the Fund’s compliance with applicable laws and regulations). Notwithstanding the foregoing, the Adviser shall not be responsible for the cost of services provided by any custodian, transfer agent, accountant or counsel required by the Fund.

b.     Expenses of the Fund. Except as provided in Section 6(a) above, the Fund shall bear (and shall reimburse the Adviser for) all costs and expenses directly allocable and identifiable to the Fund or its business or its investments, including, but not limited to, all out-of-pocket expenses with respect to proposed or actual investments or dispositions thereof, expenses of registering securities under federal and state securities laws, costs of printing proxies and other expenses related to meetings of shareholders, calculating the Fund’s net asset value (including the cost and expenses of any independent valuation firm), litigation expenses, costs of third party evaluations or appraisals of the Fund (or its assets) or its proposed or actual investments, the Fund’s fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums, fees for Disinterested Directors, fees of legal counsel and other legal fees, fees of independent public accountants, Director fees, expenses of printing or distributing reports to shareholders and regulatory bodies, federal, state and local taxes, and any other costs and expenses directly allocable and identifiable to the Fund or its business or investments.

7.

Compensation of the Adviser. The Fund agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a management fee. The management fee shall be calculated each quarter as 0.4375 percent of the Fund’s Net Assets as of the end of the quarter being calculated and shall be payable in arrears. Such payment shall be payable to the Adviser no later than the day after which filings with the Securities and Exchange Commission are required to be made by the Fund for such calendar quarter. If this agreement is terminated prior to the end of a calendar quarter, then the management fee shall be appropriately prorated. For this purpose, “Net Assets” shall mean the gross assets of the Fund, less any outstanding liabilities, as determined consistent with generally accepted accounting principles then in effect.

8.

Representations and Covenants of the Adviser. The Adviser represents that it is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and covenants that (1) it will remain so registered during the term of this Agreement, and (2) that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

9.

Representations and Covenants of the Fund. The Fund represents that it is a registered closed-end investment company and covenants that it will remain so registered and will comply with all applicable requirements under the 1940 Act during the term of this Agreement.

10.

Liability of the Adviser. The Adviser, its officers, directors, employees, agents and affiliates (collectively, "Affiliates") shall not be liable to the Fund, or any shareholder of the Fund, for any error of judgment or mistake of law or any loss or damage with respect to any investment of the Fund or arising from any act or omission of the Adviser or any of its Affiliates in the performance of its obligations hereunder, unless such loss or damage is the result of bad faith, negligence, misconduct or any breach of fiduciary duty, disregard of any duties or obligations owed to the Fund by the Adviser or such Affiliates by reason of this Agreement or any relation created hereby.

11.

Indemnification of the Adviser. The Fund shall indemnify and hold harmless, to the extent permitted by law, the Adviser and any of its Affiliates, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (including any action by or in the right of the Fund), by reason of any acts or omissions or alleged acts or omissions arising out of the activities of such person, if such activities were performed in good faith either on behalf of the Fund or in furtherance of the interest of the Fund, and in a manner reasonably believed by such person to be within the scope of the authority conferred by this Agreement or by law against losses, damages or expenses for which such person has not otherwise been reimbursed (including, but not limited to, accountants' and attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by such person in connection with such action, suit or proceeding, so long as such person was not guilty of willful misfeasance, bad faith, gross negligence, or reckless disregard in the performance of his obligations and duties under such contract, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. The satisfaction of any indemnification and any holding harmless hereunder shall be from and limited to Fund assets. Notwithstanding the foregoing, absent a court determination that the person seeking indemnification was not liable by reason of "disabling conduct" within the meaning of Section 17(h) of the 1940 Act, the decision by the Fund to indemnify such person shall be based upon the reasonable determination, after review of the facts, of the non-party Directors of the Fund, or of independent legal counsel in a written opinion that such person was not liable by reason of such disabling conduct.

12.

Obligations of the Adviser Not Exclusive. The obligations of the Adviser to the Fund are not exclusive. The Adviser may, in its discretion, render the same or similar services to any person or persons whose business may be in direct or indirect competition with the business of the Fund and may be in direct competition with the Fund for particular investments. Additionally, it is contemplated that from time to time one or more of Affiliates of the Adviser may serve as directors, officers or employees of the Fund or the portfolio companies of the Fund or otherwise have an interest or affiliation with the Fund or such portfolio companies or have the same or similar relationships with competitors of the Fund and their portfolio companies. Neither the Adviser nor any of its Affiliates shall in any manner be liable to the Fund solely by reason of the aforementioned activities of the Adviser or such Affiliates.

13.

Duration and Termination. This Agreement shall become effective as of the first date above written. This Agreement shall remain in effect for two years, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (a) the vote of the Fund’s Board of Directors, or by the vote of a majority of the outstanding voting securities of the Fund and (b) the vote of a majority of the Fund’s Directors who are not parties to this Agreement or who are Disinterested Directors of any such party, in accordance with the requirements of the 1940 Act. This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, by the vote of a majority of the outstanding voting securities of the Fund, or by the vote of the Fund’s Directors or by the Adviser. This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the 1940 Act). Notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed under Section 7 through the date of termination or expiration and Sections 8, 9 and 10 shall continue in force and effect and apply to the Parties and their representatives as and to the extent applicable.

14.

Use of Name. The Adviser reserves the right to grant the use of the names "Renaissance," “RENN” or "Renaissance Capital" or similar names to another investment company, business development company or business enterprise. The Adviser also reserves the right to withdraw from the Fund the right to use the name or names "Renaissance," “RENN” or "Renaissance Capital" upon termination of this Agreement or at any other time, provided that, if the right to withdraw the name or names "Renaissance," “RENN” or "Renaissance Capital" is exercised by the Adviser, the Directors will submit the question of continuing this Agreement to a vote of the shareholders of the Fund.

15.

Notices. All notices, requests, consents and other communications under this Agreement shall be in writing and shall be deemed to have been delivered on the date personally delivered, as evidenced by an executed receipt, or on the date received if mailed, postage prepaid, by certified mail, return receipt requested, or upon the date of transmission if telegraphed or faxed and confirmed the same day, if addressed to the respective parties as follows:

If to the Fund: RENN Global Entrepreneurs Fund, Inc. 8080 North Central Expressway, Suite 210/ LB 59 Dallas, TX 75206 Fax No: 214/ 891-8291 ATTN: President	If to the Adviser: RENN Capital Group, Inc. 8080 North Central Expressway Suite 210/ LB 59 Dallas, TX 75206 Fax No: 214/891-8106 ATTN: President

16.	Definitions. The terms "assignment" and "majority of the outstanding voting securities" shall have the meanings given to them by Sections 2(a)(4) and 2(a)(42), respectively, of the 1940 Act.

17.	Assignment. This Agreement may not be assigned by either party hereto and will automatically terminate in the event of its assignment.

18.

Amendment. This Agreement may be amended only by an instrument in writing executed by both parties thereto; provided, however, that this Agreement may be amended by the parties only if such amendment is approved in conformity with the 1940 Act.

19.	Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Texas and the applicable provisions of the 1940 Act.

20.	Prior Agreements. This Agreement supersedes any prior investment advisory agreements between the parties hereto.

RENN Global Entrepreneurs Fund, Inc.          RENN Capital Group, Inc.

By:_/s/ Russell Cleveland______________          By: /s/ Russell Cleveland____________
    Russell Cleveland, President                                    Russell Cleveland, President